LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219

December 10, 2001

Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, New York 10022-6815
Attention: Paul B. Queally

Re: Company Shareholder Meeting

Reference is hereby made to the Securities Purchase Agreement (as amended through the date hereof, the "Purchase Agreement") dated as of August 31, 2001 among the undersigned LabOne, Inc. (the "Company"), Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS") and the other purchasers named on Schedule I thereto (together with WCAS, each individually, a "Purchaser" and collectively, the "Purchasers"). Unless otherwise defined herein, capitalized terms used in this letter agreement shall have the meanings ascribed to them in the Purchase Agreement.

A. Separation of Shareholder Proposals; Certain Clarifications

The Purchase Agreement and its Ancillary Agreements (collectively, the "Transaction Documents") contemplate a Company Shareholder Meeting at which the matters referred to in the Purchase Agreement definition of Company Shareholder Approval are presented to the shareholders of the Company for their consideration and approval. In connection with the preparation of the Proxy Statement, the parties to the Purchase Agreement have determined not to present all such matters as part of a single shareholder proposal but to instead present some of these matters as separate and independent proposals. As described in the Preliminary Proxy Statement filed with the Securities and Exchange Commission on November 8, 2001, there will be three separate proposals relating to such matters that are presented at the Company Shareholder Meeting, each of which can be independently approved or rejected. The three proposals to be considered and voted upon are as follows:

Proposal I: The termination of the 19.9% limit on the percentage of outstanding shares of Company Common Stock which may be issued upon conversion of the Series B-1 Preferred Shares and exercise of the Initial Warrants.

Proposal II: The automatic conversion of all outstanding Series B-2 Preferred Shares into Series B-1 Preferred Shares.

Proposal III: The amendment of Article X of the Articles of Incorporation of LabOne governing certain future business combinations.

By executing and delivering this letter agreement, the Company and the Purchaser Representative, on behalf of each of the Purchasers, acknowledge that the use of three proposals rather than one proposal regarding Company Shareholder Approval may create certain ambiguities throughout the Transaction Documents and agree that the following provisions should be interpreted as set forth below:
Agreement	Section Reference	Potentially Ambiguous Text	Agreed Upon Interpretation
SPA	Third WHEREAS clause	The references contained therein to whether or not "Company Shareholder Approval" shall have been obtained at the time of any such proposed issuance

Shall be interpreted as references to whether or not the Marketplace Rules of the Nasdaq Stock Market, Inc. would require shareholder approval of the issuance of Series C-1 Preferred Shares (i.e., to the extent that shareholder approval is not required under the Marketplace Rules, Series C-1 Preferred Shares would be issued, and to the extent that shareholder approval is so required, Series C-2 Preferred Shares would be issued (and subsequent shareholder approval sought to convert such Series C-2 Preferred Shares into Series C-1 Preferred Shares))

SPA	Section 2.04(b)	First reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal II only
SPA	Section 2.04(b)	Second reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of any or all of the proposals required to be presented at the Company Shareholder Meeting
SPA	Section 2.04(c)	First reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal II only
SPA	Section 2.04(c)	Second and third references to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of any or all of the proposals required to be presented at the Company Shareholder Meeting
SPA	Section 6.01(b)	Reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal II only
SPA	Section 6.02(a)	Four references to "Company Shareholder Approval" contained in subsections (i), (ii), (iii) and (iv) thereof (one reference in each subsection)	Shall be interpreted as a reference to the approval of Proposal II only
SPA	Section 6.02(b)	First, third and fourth (but not the second) references to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal I only
SPA	Section 6.02(b)	The second reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal II only
SPA	Section 6.03	The reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal II only
SPA	Section 6.04(a), (c) and (e)	The references contained therein to whether or not "Company Shareholder Approval" shall have been obtained at the time of any such proposed issuance

Shall be interpreted as references to whether or not the Marketplace Rules of the Nasdaq Stock Market, Inc. would require shareholder approval of the issuance of Series C-1 Preferred Shares (i.e., to the extent that shareholder approval is not required under the Marketplace Rules, Series C-1 Preferred Shares would be issued, and to the extent that shareholder approval is so required, Series C-2 Preferred Shares would be issued (and subsequent shareholder approval sought to convert such Series C-2 Preferred Shares into Series C-1 Preferred Shares))

SPA	6.06(a)	The definition of "Company Shareholder Approval" contained therein	When used in the SPA, such defined term shall be interpreted in each case as set forth herein
SPA	6.06(a)	Reference to "Company Shareholder Approval" in the penultimate sentence thereof	Such reference shall be interpreted as a reference to each of the matters referred to in clauses (1)-(5) of the definition of "Company Shareholder Approval" appearing previously in said Section
SPA	6.06(a)	The definition of "Approval Date" contained therein	When used in the SPA, such defined term shall be interpreted in each case as set forth herein
SPA	6.06(d)	Three references to "Approval Date" contained therein	Shall be interpreted as a reference to the date of the approval of Proposal I
SPA	6.08	Reference to "Approval Date" contained therein	Shall be interpreted as a reference to the date of the approval of Proposal I
SPA	6.08	Reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the date of the approval of Proposal II
SPA	6.09(a)(ii)	Reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal II only
SPA	6.09(d)(v)	Reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal I only
SPA	6.09(d)(vi)	Reference to "Company Shareholder Approval" contained therein	Shall be interpreted as a reference to the approval of Proposal I only
WA	8(e)	Reference to Company Shareholder Approval contained therein	Shall be interpreted as a reference to the approval of Proposal I only
B-1 COD	9	Definition of "Shareholder Approval"	When used in the B-1 COD, such defined term shall be interpreted to mean the approval of Proposal I only and all provisions of the B-1 COD shall be interpreted accordingly
B-2 COD	9	Definition of "Shareholder Approval"	When used in the B-2 COD, such defined term shall be interpreted to mean the approval of Proposal II only and all provisions of the B-2 COD shall be interpreted accordingly

In order to give effect to the agreement set forth above, the Company, and the Purchaser Representative, on behalf of the Purchasers, agree that, prior to the Company Shareholder Meeting, (1) the Series B-1 Preferred Certificate of Designation shall be restated pursuant to an amendment thereto in the form of Exhibit A hereto and (2) the Series B-2 Preferred Certificate of Designation shall be restated pursuant to an amendment thereto in the form of Exhibit B hereto.

In addition, the undersigned agree that nothing contained in this letter shall affect the meaning of "Company Shareholder Approval" contained in Section 1(a)(i) of the Voting Agreement. In other words, such reference shall be interpreted as a reference to each of the matters referred to in clauses (1)-(5) of the definition of "Company Shareholder Approval" appearing in Section 6.06(a) of the Purchase Agreement.

B. Miscellaneous

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any or all such counterparts may be executed by facsimile. This letter agreement may not be amended except by a written instrument signed by the Company and the Purchaser Representative on behalf of the Purchasers.

This letter agreement and all disputes arising out of or relating to this Agreement, its subject matter, the performance by the parties of their respective obligations hereunder or the claimed breach hereof, whether in tort, contract or otherwise, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law principles, except that Missouri corporate Law shall apply to all matters relating to the corporate affairs of the Company. For purposes of Section 9.10 of the Purchase Agreement, this letter agreement shall constitute an Ancillary Agreement.

Sincerely,

LABONE, INC.

By /s/W. Thomas Grant II

Name: W. Thomas Grant II
Title: Chairman, President and CEO

Accepted and agreed to as of the
date and year first above written:

WELSH, CARSON, ANDERSON & STOWE IX, L.P.
Individually and as Purchaser Representative
on behalf of each other Purchaser

BY: WCAS IX ASSOCIATES LLC,
Its General Partner

By_______________________________

Managing Member

Copy to: Othon A. Prounis, Esq.